Exhibit 10.2

EXECUTIVE RESTRICTED STOCK UNIT AWARD AGREEMENT

SEVENTY SEVEN ENERGY INC. 2016 OMNIBUS INCENTIVE PLAN

THIS EXECUTIVE RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is between Seventy Seven Energy Inc., a Delaware corporation (the “Company”), and          (the “Participant”) effective as of the          day of         ,          (the “Grant Date”).

W I T N E S S E T H:

WHEREAS, the Company has established the Seventy Seven Energy Inc. 2016 Omnibus Incentive Plan (the “Plan”), which is incorporated by reference herein in its entirety; and

WHEREAS, the Participant is currently an employee of the Company or one of its Subsidiaries, and the Company desires to encourage the Participant’s continued employment and, as an inducement thereto, has determined to grant to the Participant the restricted stock units specified herein (the “Restricted Stock Units”) under the Plan, subject to the terms and conditions of this Agreement and the Plan.

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	The Plan. The Plan, a copy of which has been made available to the Participant, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Agreement shall govern the rights of the Participant and the Company with respect to the Award (as defined below). Capitalized terms used but not defined in this Agreement have the same meanings given to them in the Plan.

2.	Grant of Award. The Company hereby awards to the Participant Restricted Stock Units, on the terms and conditions set forth herein and in the Plan (the “Award”). Each Restricted Stock Unit granted pursuant to this Award gives the Participant the right to receive payment, upon satisfaction of the vesting conditions set forth in this Agreement, of one share of Common Stock in the manner set forth in Section 6 below.

3.	Vesting. The Restricted Stock Units shall vest as follows:

(a)	Regular Vesting. Subject to the terms and conditions set forth in this Agreement and the Plan, and to the Participant’s continuous employment with the Company or a Subsidiary through each applicable vesting date:

(i)	25% of the Restricted Stock Units subject to this Agreement shall vest immediately as of the Grant Date; and

(ii)	6.25% of the Restricted Stock Units subject to this Agreement as of the Grant Date shall vest on the last day of each calendar quarter, commencing with the calendar quarter beginning on or after the Grant Date, until all Restricted Stock Units become vested or are forfeited under the terms of this Agreement.

Any fractional units with respect to an applicable vesting tranche shall be rounded up to the next whole unit, but in the aggregate may not exceed the total number of Restricted Stock Units granted on the Grant Date.

(b)	Vesting Upon a Change in Control. Notwithstanding the foregoing in this Section 3, all unvested Restricted Stock Units shall be deemed to fully vest upon a Change in Control, provided, however, that the Participant has remained in continuous employment with the Company or a Subsidiary from the Grant Date through the date the Change in Control occurs. If a Change in Control occurs within the six months following (i) the Company’s termination of the Participant’s employment for any reason other than for Cause, death or disability or (ii) the Participant’s termination of employment with Good Reason, then all unvested Restricted Stock Units shall be deemed to fully vest upon such Change in Control. For purposes of this Agreement “Cause” and “Good Reason” shall have the meaning given to each term pursuant to the employment agreement between the Participant and the Company or Subsidiary.

4.	Forfeiture.

(a)	Except as otherwise provided for in Section 3(b) or the Participant’s employment agreement, in the event the Participant ceases to be an Employee prior to all Restricted Stock Units becoming vested, then the unvested Restricted Stock Units as of the effective date of the Participant’s termination of employment, shall be automatically and absolutely forfeited immediately upon the date of the Participant’s termination of employment without any action required by the Company and the Participant shall have no further interest or rights therein of any kind whatsoever.

(b)	In the event the Participant’s employment is terminated by (i) the Company for any reason other than for Cause, death or disability, or (ii) the Participant with Good Reason, in each case, prior to all Restricted Stock Units becoming vested, then the unvested Restricted Stock Units as of the effective date of the Participant’s termination of employment, shall remain outstanding until the expiration of the six-month anniversary of such termination of employment; provided, however, that such Restricted Stock Units shall not vest and be settled during such six-month period except as provided for in Section 3(b). Upon the six-month anniversary Participant’s termination of employment, any Restricted Stock Units that have not vested pursuant to Section 3(b) shall be automatically and absolutely forfeited without any action required by the Company and the Participant shall have no further interest or rights therein of any kind whatsoever.

5.	Nontransferability of Award. A Restricted Stock Unit is not transferable other than by will or the laws of descent and distribution. Any attempted sale, assignment, transfer, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, a Restricted Stock Unit contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, and may, at the sole discretion of the Committee, result in forfeiture of the Restricted Stock Unit(s) involved in such attempt.

6.	Payment of Award. Upon vesting, payment of the vested Restricted Stock Units shall be made in the form of a distribution to the Participant of shares of Common Stock equal to the number of Restricted Stock Units that vest as of the applicable vesting date. Such distribution shall be made to the Participant with respect to the vested Restricted Stock Units within sixty (60) days following the applicable vesting date of such Restricted Stock Units as set forth in Section 3 (including the date of a Change in Control in accordance with Section 3(b)).

7.	No Dividend Equivalents. No dividend equivalents shall be paid with respect to any Restricted Stock Units.

8.	Withholding. The Company may make such provision as it may deem appropriate for the withholding of any applicable federal, state or local taxes that it determines it may be obligated to withhold or pay in connection with the Restricted Stock Units. Required withholding taxes as determined by the Company associated with this Award must be paid in cash; provided, however, that the Committee may permit the Participant to pay such withholding taxes by directing the Company to withhold from the Award the number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of required withholding taxes.

9.	Amendments. This Agreement may be amended by a written agreement executed by the Company and the Participant; provided, however, that the Committee may modify the terms of this Agreement without the consent of the Participant in any manner that is not materially adverse to the Participant.

10.	Securities Law Restrictions. Payment of this Award shall not be made in shares of Common Stock unless such issuance is in compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant at the time of payment and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Common Stock subject to the Award are being acquired for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such a fact. The Participant acknowledges that any stock certificate representing Common Stock acquired under such circumstances will be issued with a restricted securities legend.

11.	Participant Misconduct; Compensation Recovery.

(a)	Notwithstanding anything in the Plan or this Agreement to the contrary, the Committee shall have the authority to determine that in the event of the Participant’s violations of his or her employment agreement with the Company or any of its Subsidiaries, confidentiality or other proprietary agreements) or any activity of the Participant in competition with the business of the Company or any Subsidiary, the Award may be canceled, in whole or in part, whether or not vested. The determination of whether the Participant has engaged in a serious breach of his or her employment agreement with the Company or any of its Subsidiaries, confidentiality or other proprietary agreements or any activity in competition with the business of the Company or any Subsidiary shall be determined by the Committee in good faith and in its sole discretion.

(b)	The Award made pursuant to this Agreement is subject to recovery pursuant to the Company’s compensation recovery or clawback policy. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the Company’s compensation recovery or clawback policy, the Company shall have the right, and shall take all actions necessary, to recover cash or shares of Common Stock paid to the Participant pursuant to this Award.

12.	Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in electronic or written form. If in writing, such notices shall be deemed to have been made (a) if personally delivered in return for a receipt, (b) if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at his last known address evidenced on the payroll records of the Company or (c) if provided electronically, provided to Participant at his e-mail address specified in the Company’s records or as other specified pursuant to and in accordance with the Committee’s applicable administrative procedures.

13.	Binding Effect and Governing Law. This Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns except as may be limited by the Plan and (ii) governed and construed under the laws of the State of Delaware.

14.	Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.

15.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

16.

Code Section 409A. This Agreement and the Restricted Stock Units granted hereunder are intended to be exempt from Code Section 409A as short-term deferrals and the Agreement and the Restricted Stock Units shall be administered, interpreted, and construed in a manner consistent with such exemption. Should any provision of the Plan, the Agreement or any Award hereunder be found not to be exempt from, or otherwise comply with, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to effectuate an exemption from, or comply with, Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A. If any mandatory term required for Restricted Stock Units to avoid tax penalties under Code Section 409A is not otherwise explicitly provided under this document or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein. Each vesting tranche of Restricted Stock Units shall be deemed a separate payment for purposes of Code Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered effective as the Grant Date. By signing below, the Participant signifies his or her acceptance of the terms of this Award.

SEVENTY SEVEN ENERGY INC.:

By:

Name:
Title:

PARTICIPANT:

Name: